Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Raytheon Technologies Corporation (the “Company,” “RTC,” “we,” “us,” and “our”) has 2 classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, $1.00 par value per share and (2) our 2.150% Notes due 2030 (the “notes due 2030”).
Common Stock
The following briefly summarizes certain terms of RTC’s common stock. This summary does not describe every aspect of our common stock and is subject, and is qualified in its entirety by reference, to all the provisions of our restated certificate of incorporation and our amended and restated bylaws.
RTC’s common stock is listed on the New York Stock Exchange under the symbol “RTX.”
Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. For the purpose of electing directors, holders of common stock do not have cumulative voting rights. At each annual meeting of stockholders, the entire board of directors is elected for a term of one year.
Holders of common stock are entitled to share equally in the dividends, if any, that may be declared by the board of directors out of funds that are legally available to pay dividends, but only after payment of any dividends required to be paid on outstanding preferred stock, if any. Upon any voluntary or involuntary liquidation, dissolution or winding up of RTC, the holders of common stock will be entitled to share ratably in all assets of RTC remaining after we pay:
•all of our debts and other liabilities; and
•any amounts we may owe to the holders of our outstanding preferred stock, if any.
Holders of common stock do not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock that we have designated and issued or that we may designate and issue in the future.
Delaware law and our amended and restated bylaws permit us to issue uncertificated shares of common stock. However, holders of uncertificated shares of our common stock may request certificates representing their ownership of common stock.
At each annual meeting of stockholders, the entire board of directors is elected for a term of one year. RTC’s amended and restated bylaws provide that the number of directors must not be less than 10 nor more than 19; although the number of directors may be increased to the extent necessary to comply with certain other provisions of the amended and restated bylaws. The exact number, within those limits, is determined from time to time by the board of directors.
The board of directors as of the completion of the merger (the “Merger”) of United Technologies Corporation (“UTC”) and Raytheon Company (“RTN”) as provided in the Agreement and Plan of Merger among UTC, Light Merger Sub Corp. and RTN, dated June 9, 2019 (the “Merger Agreement”) was comprised of 15 members, consisting of: eight UTC continuing directors (including the Chairman and Chief Executive Officer of UTC as of immediately prior to April 3, 2020, who became President, Chief Executive Officer and director of RTC) and seven Raytheon continuing directors (including the Chairman and Chief Executive Officer of RTN as of immediately prior to April 3, 2020, who became executive Chairman of the RTC board of directors). Following the completion of the Merger and until April 3, 2022 (the “Specified Date”), unless at least 75% of the then-serving directors of RTC adopt a resolution to the contrary, replacements for vacancies on the board of directors among the non-CEO UTC continuing directors (when such vacancies are created by the cessation of service or an increase in the whole of the board of directors pursuant to Section 2.18(F) of the amended and restated bylaws) shall be proposed by a majority of the remaining UTC continuing directors and replacements for any vacancies on the board of directors among the non-executive Chairman RTN continuing directors (when such vacancies are created by the cessation of service or an increase in the whole of the board of directors pursuant to Section 2.18(F) of the amended and restated bylaws) shall be proposed by a majority of the remaining RTN continuing directors.
In accordance with Section 2.16 of the amended and restated bylaws, vacancies on the board may be filled by a majority of RTC’s directors or by the sole remaining director, but any vacancy as a result of removal is to be filled by shareowners at the meeting that led to the removal or any subsequent meeting; provided, that no director elected by a class vote of less than all the outstanding shares of RTC may, so long as the right to such a class vote continues in effect, be removed, except for cause and by the affirmative vote of the holders of record of a majority of the outstanding shares of such class at a meeting called for the purpose, and the vacancy in RTC’s board of directors caused by the removal of any such director may, so long as the right to such class vote continues in effect, be filled by the holders of the outstanding shares of such class at such meeting or at any subsequent meeting.
The board of directors designates a Lead Independent Director. Following the completion of the Merger of UTC and RTN and until the Specified Date, unless at least 75% of the then-serving directors of RTC adopt a resolution to the contrary, the Lead Independent Director will be designated from among the independent RTN continuing directors. Until the Specified Date, each committee of the board of directors shall be composed of an equal number of appropriately qualified RTN continuing directors and UTC continuing directors.
RTC’s restated certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law. The amended and restated bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary. The amended and restated bylaws additionally include provisions permitting RTC, subject to the approval of the Chief Executive Officer or the General Counsel and the Chief Financial Officer acting together, to reimburse the expenses of our current and former employees, agents and fiduciaries in advance of the final disposition of any such proceeding.
RTC’s amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of RTC’s board of directors. Eligible stockholders may include their own director nominees in RTC’s proxy materials under the circumstances set forth in the amended and restated bylaws. Generally, a stockholder or a group of up to 20 stockholders, who has maintained continuous qualifying ownership of at least 3% of RTC’s outstanding common stock for at least three years, may include director nominees constituting up to 20% of the board of directors in the proxy materials for an annual meeting of stockholders if such stockholder or group of stockholders complies with the other requirements set forth in the proxy access provision of the amended and restated bylaws. In addition, special meetings of stockholders may be called by the board of directors, the chairman of the board of directors, the Chief Executive Officer or by the Secretary at the valid written request of shareholders of record who own, or are acting on behalf of one or more beneficial owners, who own at least 15% of RTC’s outstanding common stock and in accordance with the other specific requirements in the special meeting provisions of the bylaws.
RTC’s amended and restated bylaws include an exclusive forum provision. This provision provides that, unless RTC consents in writing to the selection of an alternative forum, the sole and exclusive forum for various types of suits will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Such suits include (1) any derivative action or proceeding brought on behalf of RTC, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of RTC to the company or to RTC’s stockholders, (3) any action asserting a claim against RTC or any director or officer or other employee of RTC arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or RTC’s certificate of incorporation or bylaws (as either may be amended from time to time) or (4) any action asserting a claim against RTC or any director or officer or other employee of RTC governed by the internal affairs doctrine. Under RTC’s amended and restated bylaws, to the fullest extent permitted by law, this exclusive forum provision applies to state and federal law claims, including claims under the federal securities laws, including the Securities Act and the Exchange Act, although stockholders will not be deemed to have waived RTC’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ bylaws has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find the exclusive forum provision contained in RTC’s amended and restated bylaws to be inapplicable or unenforceable.
The restated certificate of incorporation contains a “fair price” provision, providing that certain business combinations with any interested stockholder or affiliate of an interested stockholder may not be consummated without the affirmative vote of at least 80% of the votes entitled to be cast by the holders of the then-outstanding shares of capital stock of RTC entitled to vote generally in the election of directors, voting as a single class. The term “interested stockholder,” as defined in the restated certificate of incorporation, generally means a person who owns at least 10% of the voting power of RTC’s voting stock.
The business combinations to which the fair price provision applies include:
•a merger or consolidation with an interested stockholder;
•the sale or other disposition of assets having a fair market value of $25,000,000 or more to an interested stockholder;
•the issuance or transfer of securities having an aggregate fair market value of $25,000,000 or more by RTC or any subsidiary of RTC to an interested stockholder;
•the adoption of a plan of liquidation or dissolution proposed by or on behalf of an interested stockholder; and
•any reclassification of securities, recapitalization or other transaction which increases, directly or indirectly, the proportionate share holdings of an interested stockholder.
The affirmative vote of the holders of at least 80% of the voting power of voting stock of RTC is required to amend or repeal the fair price provision or adopt any provision inconsistent with it.
Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
Certain of the provisions of RTC’s restated certificate of incorporation and amended and restated bylaws discussed above could discourage the acquisition of control of a substantial block of our stock or a proxy contest. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of RTC, even though an attempt to obtain control of RTC might be beneficial to RTC and its stockholders.
Section 203 of the DGCL, under certain circumstances, may make it more difficult for a person who is an “Interested Stockholder,” as defined in Section 203, to effect various business combinations with a corporation for a three-year period. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. However, RTC’s restated certificate of incorporation and amended and restated bylaws do not exclude us from these restrictions, and these restrictions apply to us.
Description of Debt Securities
The following briefly summarizes certain general terms and provisions of the notes due 2030, which are governed by the indenture, dated as of May 1, 2001, as amended and restated, between RTC and The Bank of New York Mellon Trust Company, N.A., successor to The Bank of New

York, which acts as trustee, as it may be supplemented by an officers’ certificate issued pursuant thereto or a supplemental indenture entered into by RTC and the trustee pursuant thereto from time to time. This summary does not describe every aspect of our notes due 2030 and is subject, and is qualified in its entirety by reference, to the indenture as supplemented.
General
The notes due 2030 are debt securities. Each series of debt securities will constitute direct unsecured obligations of RTC. The debt securities are indebtedness of RTC.
Indenture Provisions Relating to the Possible Issuance of One or More Series of Debt Securities
The debt securities are our direct unsecured general obligations. The indenture allows us to issue either unsubordinated or junior subordinated debt securities from time to time under the indenture or an indenture governing junior subordinated debt securities, as applicable, without limitation as to amount. We may issue debt securities in one or more series with the same or different terms (Section 301). There may be more than one trustee under the indenture, each with respect to one or more different series of debt securities. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will extend only to the one or more series of debt securities for which it is trustee. The effect of the provisions contemplating that at a particular time there might be more than one trustee acting is that, in that event, those debt securities (whether of one or more than one series) for which each trustee is acting would be treated as if issued under a separate indenture.
The Indenture Does Not Limit RTC’s Indebtedness, Prevent Dividends or
Generally Prevent Highly Leveraged Transactions
The indenture does not
•limit the amount of unsecured indebtedness which RTC or any subsidiary may incur; or
•limit the payment of dividends by RTC or its acquisition of any of its equity securities.
When we say “subsidiary,” we mean any corporation of which at the time of determination RTC, directly and/or indirectly through one or more subsidiaries, owns more than 50% of the shares of voting stock (Section 101).
Except as may be included in a supplemental indenture to the indenture covering a specific series of offered debt securities and described in the applicable prospectus supplement and except for the covenants described below under “—Liens,” “—Sales and Leasebacks” and “—Restriction on Merger and Sales of Assets,” there are no covenants or any other provisions which may afford holders of debt securities protection in the event of a highly leveraged transaction which may or may not result in a change of control of RTC.

Restriction on Merger and Sales of Assets
Under the indenture, RTC may not consolidate with or merge into any other corporation, or convey, lease or transfer its properties and assets substantially as an entirety to any person, unless, if RTC is not the surviving corporation, all three of the following conditions are satisfied:
•immediately after the transaction, no event of default (or event which with notice or lapse of time, or both, would be an event of default) with respect to the debt securities will have happened and be continuing;
•the corporation formed by the consolidation or into which RTC is merged or the person which will have received the transfer or lease of RTC’s properties and assets will assume RTC’s obligation for the due and punctual payment of the principal, premium, if any, and interest (including all additional amounts, if any, payable as contemplated by Section 1010 of the indenture) on the debt securities and the performance and observance of every covenant to be performed by RTC under the indenture, and will be organized under the laws of the United States of America, one of the States thereof or the District of Columbia; and
•RTC has delivered to the trustee an officer’s certificate and opinion of counsel, each stating that the transaction complies with these conditions (Section 801).
In the event of any conveyance or transfer, except in the case of a lease, described in and complying with the three conditions listed in the immediately preceding paragraph, RTC would be discharged from all obligations and covenants under the indenture and the debt securities, and could be dissolved and liquidated (Section 802).
In addition, with respect to the debt securities, if any principal property of RTC or of any wholly-owned domestic manufacturing subsidiary, or any shares of stock or debt of any wholly-owned domestic manufacturing subsidiary, would become subject to any lien, the debt securities outstanding will be secured, as to that principal property, equally and ratably with or prior to, the debt which upon the transaction would become secured by the lien unless RTC or the wholly-owned domestic manufacturing subsidiary could create the lien under the indenture without equally and ratably securing the unsubordinated debt securities. For the purpose of providing the equal and ratable security referred to in the preceding sentence, the outstanding principal amount of original issue discount securities and indexed securities will mean that amount which would at the time of providing the security be due and payable pursuant to Section 502 of the indenture and the terms of the original issue discount securities and indexed securities upon their acceleration, and the extent of the equal and ratable security will be adjusted, to the extent permitted by law, as and when this amount changes over time pursuant to the terms of such original issue discount securities and indexed securities (Sections 502 and 803). See “-Events of Default” below for further information about acceleration of original issue discount securities and indexed securities.

Defeasance and Covenant Defeasance
The indenture provides that, if the provisions of Article Fourteen are made applicable without modification to the debt securities of or within any series and any related coupons pursuant to Section 301 of the indenture, RTC may elect either “defeasance” or “covenant defeasance” as described below:
•“defeasance” means that RTC may elect to defease and be discharged from any and all obligations with respect to the debt securities and any related coupons, except for the obligation to pay additional amounts, if any, upon the occurrence of specified events of tax, assessment or governmental charge with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen debt securities and any related coupons, to maintain an office or agency in respect of the debt securities and any related coupons and to hold moneys for payment in trust;
•“covenant defeasance” means that RTC may elect to be released from its obligations with respect to the debt securities and any related coupons that are described under “-Liens” and “-Sales and Leasebacks,” or, if provided pursuant to Section 301 of the indenture, its obligations with respect to any other covenant, and any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities and any related coupons.
To elect either defeasance or covenant defeasance under either indenture, RTC must irrevocably deposit with the trustee or another qualifying trustee, in trust, an amount in such currency, currencies or currency units in which the applicable debt securities are payable, or government obligations (as defined below), which through the payment of principal and interest in accordance with the terms of the government obligations will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the outstanding debt securities and any related coupons, and any mandatory sinking fund or analogous payments on them, on the scheduled due dates for them.
This amount must be deposited in the currency, currencies or currency unit in which the debt securities and any related coupons are then specified as payable at stated maturity, and/or government obligations applicable to the debt securities and any related coupons. This applicability will be determined on the basis of the currency or currency unit in which the debt securities are then specified as payable at stated maturity. If so specified in any applicable prospectus supplement, a trust of this kind may only be established if, among other things, RTC has delivered to the applicable trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after April 1, 1990 pursuant to the indenture.
Unless otherwise specified in any applicable prospectus supplement, “government obligations” means securities which are:
•direct obligations of the government which issued the currency in which the debt securities are payable; or
•obligations of a person controlled or supervised by and acting as an agency or instrumentality of the government which issued the currency in which the debt securities of the applicable series are payable, the payment of which is unconditionally guaranteed by that government, which, in either case, are full faith and credit obligations of that government payable in that currency and are not callable or redeemable at the option of the issuer of the obligations and will also include specified depository receipts issued by a bank or trust company as custodian with respect to any government obligation of this kind (Section 101 and Article Fourteen).
Unless otherwise provided in any applicable prospectus supplement, if, after RTC has deposited funds and/or government obligations to effect defeasance with respect to any debt securities:
•the holder of a debt security is entitled to, and does, elect pursuant to the terms of the debt security to receive payment in a currency or currency unit other than that in which the deposit has been made in respect of the debt security; or
•the currency or currency unit in which the deposit has been made in respect of the debt security ceases to be used by its government of issuance;
then the indebtedness represented by the debt security and any related coupons will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal, premium, if any, and interest, if any, on the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency or currency unit in which the debt security becomes payable as a result of the holder’s election or the government’s cessation of usage based on the applicable market exchange rate (as defined in the prospectus supplement relating to the debt security) for that currency or currency unit in effect on the second business day prior to each payment date, except that with respect to a cessation of usage of the currency or currency unit by its government of issuance which results in current exchange rates no longer being available, the conversion will be based on the applicable market exchange rate for the currency or currency unit (as nearly as possible) in effect at the time of cessation (Section 1405). Unless otherwise provided in any applicable prospectus supplement, all payments of principal, premium, if any, and interest, if any, on any debt security that is payable in a foreign currency or currency unit that ceases to be used by its government of issuance will be made in U.S. dollars (Section 312).
If RTC effects covenant defeasance with respect to any debt securities and any related coupons and the debt securities and any related coupons are declared due and payable because of the occurrence of any event of default other than the event of default described in the third bullet point under “-Events of Default” with respect to Sections 1008 and 1009 of the indenture (which sections would no longer be applicable to the debt securities or any related coupons) or described in the third or fifth bullet point under “-Events of Default” with respect to any other covenant with respect to which there has been defeasance, the amount of cash and the amounts of principal and interest payable on the government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities and any related coupons at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities and any related coupons at the time of the acceleration resulting from the event of default. However, RTC would remain liable to make payment of the amounts due at the time of acceleration.
The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series and any related coupons.
Modification and Waiver
Under the indenture, modifications and amendments may be made by RTC and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of outstanding debt securities which are affected by the modification or amendment. However, the consent of the holder of each debt security affected by the modification or amendment is required for any modification or amendment that would, among other things:
•change the stated maturity of principal of, or any installment of interest or premium, if any, on, or change the obligation of RTC to pay any additional amounts as contemplated by Section 1010 of the indenture on, any security;
•reduce the principal amount of, or the rate of interest on, or any premium payable on redemption of, any security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of the original issue discount security or would be provable in bankruptcy;
•change the place of payment where, or the coin, currency, currencies, currency unit or composite currency in which payment of principal, premium, if any, or interest on any security is payable;
•impair the right to institute suit for the enforcement of any payment on or with respect to any security;
•reduce the above stated percentage of holders of debt securities necessary to modify or amend the indenture or to consent to any waiver under the indenture; or
•modify the foregoing requirements or the provisions of the indenture related to waiver of certain covenants or waiver of past defaults (Section 902).

The indenture permits the holders of at least a majority in aggregate principal amount of outstanding debt securities to waive compliance by RTC with some of the restrictions described under “-Restriction on Merger and Sales of Assets” and compliance with specified other covenants of RTC contained in the indenture (Section 1011), including, in the case of the indenture, the restrictions described under “-Liens” and “-Sales and Leasebacks.”
The indenture contains provisions for convening meetings of the holders of debt securities of a series if debt securities of that series are issuable as bearer securities (Section 1501). A meeting may be called at any time by the trustee, and also, upon request, by RTC or the holders of at least 10% in principal amount of the debt securities of that series outstanding. If a meeting is called, notice must be given as provided in the applicable indenture (Section 1502). Except for any consent which must be given by the holder of each debt security affected by a modification or amendment of the indenture, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the debt securities of that series; provided, however, that any resolution with respect to any consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the debt securities of a series may be adopted at a meeting or adjourned meeting at which a quorum is present only by the affirmative vote of that specified percentage in principal amount of the debt securities of that series; and provided, further, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the debt securities of a series. However, if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the debt securities of a series, the persons holding or representing that specified percentage in principal amount of the debt securities of the series will constitute a quorum (Section 1504).
Events of Default
The indenture defines an “event of default” with respect to any series of debt securities as being any one of the following events:
•default in the payment of any interest upon any debt security of the series and any related coupon when due, continued for 30 days;
•default in the payment of the principal of, or premium, if any, on a debt security of the series at its maturity;

•default in the performance of any other covenant of RTC in the indenture, continued for 60 days after written notice as provided in the indenture, other than a covenant included in the indenture solely for the benefit of series of debt securities other than the series in question or a covenant default the performance of which would be covered by the fifth bullet point below;
•certain specified events in bankruptcy, insolvency or reorganization; and
•any other event of default provided with respect to debt securities of the series.
No event of default provided with respect to a particular series of debt securities, except as to events described in the third and fourth bullet points above, necessarily constitutes an event of default with respect to any other series of debt securities (Section 501).
If an event of default described in the first, second or fifth bullet point above with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately, or, if the debt securities of that series are original issue discount securities or indexed securities, the trustee or the same minimum number of holders may declare the portion of the principal amount that is specified in the terms of that series to be due and payable immediately. If an event of default described in the third or fourth bullet point above occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of all the debt securities then outstanding may declare the principal amount of all of the outstanding debt securities to be due and payable immediately, or, if any indenture securities are original issue discount securities or indexed securities, the trustee or the same minimum number of holders may declare the portion of the principal amount that is specified in the terms of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to outstanding debt securities of a series (or of all outstanding debt securities, as the case may be) has been made, but before a judgment or decree for payment of the money has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of outstanding debt securities of that series or of all outstanding debt securities, as the case may be, may, subject to specified conditions, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal or specified portion of accelerated principal, with respect to outstanding debt securities of the series or of all outstanding debt securities, as the case may be, have been cured or waived as provided in the indenture (Section 502). The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of a series or of all outstanding debt securities, as the case may be, may, subject to specified limitations, waive any past default and its consequences (Section 513). The prospectus supplement relating to any series of debt securities which are original issue discount securities or indexed securities will describe the particular provisions relating to acceleration of a portion of the principal amount of the original issue discount securities or indexed securities upon the occurrence and continuation of an event of default.
In case an event of default with respect to the debt securities of a series has occurred and is continuing, the trustee will be obligated to exercise those rights and powers vested in it by the indenture with respect to the series that a prudent person would exercise and to use the same degree of care and skill in their exercise as a prudent person would use under the circumstances in the conduct of his or her own affairs (Section 601).
Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture at the request, order or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity (Section 603). Subject to these provisions for the indemnification of the trustee and specified limitations contained in the indenture, the holders of a majority in principal amount of the outstanding debt securities of a series or of all outstanding debt securities, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee (Section 512).
RTC will be required to furnish to the applicable trustee annually a statement as to the fulfillment by RTC of all of its obligations under the indenture (Section 1004).
Governing Law
The indenture and the debt securities will be governed and construed in accordance with the law of the State of New York.
Trustee
Under the indenture, the trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to the series (Section 610). If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee (Section 611), and any action described herein to be taken by the “trustee” may then be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.
Liens
Under the indenture, so long as any debt securities are outstanding:
•RTC will not itself, and will not permit any wholly-owned domestic manufacturing subsidiary to, create, incur, issue or assume any debt secured by any lien on any principal property owned by RTC or any wholly-owned domestic manufacturing subsidiary; and
•RTC will not itself, and will not permit any subsidiary to, create, incur, issue or assume any debt secured by any lien on any shares of stock or debt of any wholly-owned domestic manufacturing subsidiary.
When we say “wholly-owned domestic manufacturing subsidiary” we mean any subsidiary of which, at the time of determination, RTC directly and/or indirectly owns all of the outstanding capital stock (other than directors’ qualifying shares) and which, at the time of determination, is primarily engaged in manufacturing, except a subsidiary:
•which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States; or
•which is engaged primarily in the finance business including, without limitation, financing the operations of, or the purchase of products which are products of or incorporate products of, RTC and/or its subsidiaries; or
•which is primarily engaged in ownership and development of real estate, construction of buildings, or related activities, or a combination of the foregoing (Section 101).
When we say “debt,” we mean notes, bonds, debentures or other similar evidence of indebtedness for money borrowed (Section 1008).
When we say “liens,” we mean pledges, mortgages, liens, encumbrances and other security interests (Section 1008).
When we say “principal property,” we mean any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures constituting a part of the manufacturing plant or warehouse, owned by RTC or any wholly-owned domestic manufacturing subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of consolidated net tangible assets, other than any manufacturing plant or warehouse or any portion of the manufacturing plant or warehouse or any fixture:
•which is financed by industrial development bonds; or
•which, in the opinion of the board of directors of RTC, is not of material importance to the total business conducted by RTC and its subsidiaries, taken as a whole (Section 101).
However, any of the actions described in the first two bullet points under “-Liens” above may be taken if
•the debt securities are equally and ratably secured; or
•the aggregate principal amount of the secured debt then outstanding plus the attributable debt of RTC and its wholly-owned domestic manufacturing subsidiaries in respect of sale and leaseback transactions described below involving principal properties entered into after the date when RTC first issues securities pursuant to the indenture, other than transactions that are permitted as described in the second bullet point under “-Sales and Leasebacks,” would not exceed 10% of consolidated net tangible assets.
When we say “attributable debt,” we mean, as to any particular lease under which any person is at the time liable for a term of more than 12 months, at any date as of which the amount of attributable debt is to be determined, the total net amount of rent required to be paid by the person under the lease during the remaining term of the lease (excluding any subsequent renewal or other extension options held by the lessee and excluding amounts on account of maintenance and repairs, services, taxes and similar charges, and contingent rents), discounted from the respective due dates of the payments under the lease to the date of determination at the rate of 15% per annum, compounded monthly (Section 101).
When we say “consolidated net tangible assets,” we mean the total amount of assets (less applicable reserves and other properly deductible items) after deducting:
•all current liabilities, excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor on the liabilities to a time more than 12 months after the time as of which the amount of current liabilities is being computed; and
•all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of RTC and its subsidiaries and computed in accordance with accounting principles generally accepted in the United States of America (Section 101).
This restriction on liens will not apply to debt secured by permitted liens. Therefore, for purposes of this restriction, debt secured by permitted liens will be excluded in computing secured debt. Permitted liens include:
•liens existing as of the date when RTC first issued securities pursuant to the indenture;
•liens existing on any property of or shares of stock or debt of any corporation at the time it became or becomes a wholly-owned domestic manufacturing subsidiary, or arising after that time (a) otherwise than in connection with the borrowing of money arranged after the corporation became a wholly-owned domestic manufacturing subsidiary and (b) pursuant to contractual commitments entered into before the corporation became a wholly-owned domestic manufacturing subsidiary;
•liens on property (including shares of stock or debt of a wholly-owned domestic manufacturing subsidiary) existing at the time of acquisition and certain purchase money or similar liens;
•liens to secure specified exploration, drilling, development, operation, construction, alteration, repair or improvement costs;
•liens securing debt owing by a subsidiary to RTC or to a wholly- owned domestic manufacturing subsidiary;
•liens in connection with government contracts, including the assignment of moneys due or to become due on government contracts;
•materialmen’s, carriers’, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business and which are not overdue or which are being contested in good faith in appropriate proceedings;

•liens arising from any judgment, decree or order of any court or in connection with legal proceedings or actions at law or in equity; and
•certain extensions, substitutions, replacements or renewals of the foregoing.
In addition, production payments and other financial arrangements with regard to oil, gas and mineral properties are not deemed to involve liens securing debt (Section 1008).
Sales and Leasebacks
So long as any debt securities are outstanding under the indenture, RTC will not, and will not permit any wholly-owned domestic manufacturing subsidiary to, enter into any sale and leaseback transaction after the date when RTC first issued securities pursuant to the indenture, covering any principal property, which was or is owned or leased by RTC or a wholly-owned domestic manufacturing subsidiary and which has been or is to be sold or transferred more than 120 days after the completion of construction and commencement of full operation of that principal property.
However, a sale and leaseback transaction of this kind will not be prohibited if:
•attributable debt of RTC and its wholly-owned domestic manufacturing subsidiaries in respect of the sale and leaseback transaction and all other sale and leaseback transactions entered into after the date when RTC first issued securities pursuant to the indenture (other than sale and leaseback transactions that are permitted as described in the next bullet point), plus the aggregate principal amount of debt secured by liens on principal properties then outstanding (not otherwise permitted or excepted) without equally and ratably securing the debt securities, would not exceed 10% of the consolidated net tangible assets;
•an amount equal to the greater of the net proceeds of the sale or transfer or the fair market value of the principal property sold or transferred (as determined by RTC) is applied within 120 days to the voluntary retirement of the debt securities or other indebtedness of RTC (other than indebtedness subordinated to the debt securities) or indebtedness of a wholly-owned domestic manufacturing subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;
•the lease is for a temporary period not exceeding three years; or
•the lease is with RTC or another wholly-owned domestic manufacturing subsidiary (Section 1009).
Notes due 2030
The following briefly summarizes certain terms of the notes due 2030. This summary does not describe every aspect of the notes due 2030 and is subject, and is qualified in its entirety by reference, to the prospectus supplement of RTC, dated as of May 18, 2018 and the definitive documents related to such notes.

General
We have issued the notes due 2030 in an initial aggregate principal amount of €500,000,000. The notes due 2030 will mature on May 18, 2030.
The notes due 2030 have been issued in book-entry form. See “Book-Entry, Delivery and Form.” We issued the notes due 2030 only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
The notes due 2030 are listed on the New York Stock Exchange under the symbol “RTX 30.” We have no obligation to maintain such listing, and we may delist the notes due 2030 at any time.
We may, without the consent of the holders of the notes due 2030, issue additional notes due 2030 under the indenture having the same ranking and the same interest rate, maturity and other terms as the notes due 2030; provided that any such additional notes due 2030 that are not fungible with the notes due 2030 offered under the prospectus supplement dated as of May 18, 2018 for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the notes due 2030 offered thereunder. Any such additional notes due 2030 will, together with the notes due 2030 offered by the same prospectus supplement, constitute a single series of notes under the indenture.
Interest
The notes due 2030 will bear interest at the annual rate of 2.150% and will accrue interest from the most recent date to which interest has been paid or duly provided for.
Interest will be payable on the notes due 2030 annually in arrears on May 18 of each year, and on the relevant maturity date, beginning on May 18, 2019 (each, a “fixed rate interest payment date”), to the persons in whose names the notes due 2030 are registered on the record date; provided, however, that interest payable on the relevant maturity date or any relevant redemption date will be payable to the persons to whom the principal of the notes due 2030 is payable. Interest on the notes due 2030 will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes due 2030 (or May 18, 2018 if no interest has been paid on the notes due 2030), to, but excluding, the next fixed rate interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If the date on which a payment of interest or principal on the notes due 2030 is scheduled to be paid is not a business day, then that interest or principal will be paid on the next succeeding business day, and no further interest will accrue as a result of such delay.
A “business day” is each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions are authorized or obligated by law or executive order to be closed in New York City or London and which is a day on which the Trans-European Automated Real-

time Gross Settlement Express Transfer system (the “TARGET2 system”), or any successor thereto, operates.
A “record date” is the close of business on the date that is fifteen calendar days prior to the date on which interest is scheduled to be paid, regardless of whether such date is a business day; provided that if any of the notes due 2030 are held by a securities depositary in book-entry form, the record date for such notes will be the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the date on which interest is scheduled to be paid.
Issuance in Euro
Payments of principal, interest and Additional Amounts, if any, in respect of the notes due 2030 will be payable in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the applicable notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
Investors will be subject to foreign exchange risks as to payments of principal, interest and Additional Amounts, if any, that may have important economic and tax consequences to them.
Optional Redemption
The notes due 2030 will be redeemable, in whole or in part, at our option at any time. The Company may redeem the notes due 2030 on any date prior to February 18, 2030 at a redemption price in euro equal to the greater of:
(a) 100% of the principal amount of the notes due 2030 to be redeemed; or
(b) the sum of the present values of the remaining scheduled payments of principal and interest on the notes due 2030 to be redeemed as described below, discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 25 basis points.

In every such case, the redemption price will also include interest accrued to, but excluding, the date of redemption on the principal balance of the notes due 2030 being redeemed.
In addition, at any time on or after February 18, 2030, the Company may redeem some or all of the notes due 2030, in each case, at its option at a redemption price equal to 100% of the principal amount of the notes due 2030 to be redeemed, plus, in every such case, interest accrued to, but excluding, the date of redemption on the principal balance of the notes due 2030 being redeemed.
In any case, the principal amount of a note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.
For purposes of the optional redemption provisions of the notes due 2030, the following terms will be applicable:
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German federal government bond whose maturity is closest to the maturity of the notes due 2030 to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German federal government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes due 2030 to be redeemed, if they were to be purchased at such price on the third business day prior to the redemption date, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.
General Information Regarding Optional Redemption
We will mail or electronically deliver, according to the procedures of the applicable depositary, notice (with a copy to the trustee and the paying agent) of any optional redemption to the registered holder of the notes due 2030 being redeemed not less than 15 days and not more than 60 days before the redemption date. The notice of redemption will identify, among other things, the redemption date, the redemption price (or if not then ascertainable, the manner of calculation thereof) and that on the redemption date, the redemption price will become due and payable and that the notes called for redemption will cease to accrue interest on and after the redemption date (unless there is a default on payment of the redemption price). Prior to any redemption date, we will deposit with the paying agent or the trustee money sufficient to pay the redemption price of the notes to be redeemed on that date. If we redeem less than all of any series of fixed rate notes, the trustee will choose the notes due 2030 to be redeemed by any method that it deems fair and appropriate; provided that if the notes due 2030 are represented by one or more global notes, beneficial interests in the notes due 2030 will be selected for redemption by Euroclear and Clearstream in accordance with their respective standard procedures therefor.
The notes due 2030 are also subject to redemption if certain events occur involving United States taxation. See “—Redemption for Tax Reasons.”
Additional Amounts
All payments of principal and interest in respect of the notes due 2030 by us or a paying agent on our behalf will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges imposed or levied by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.
In the event such withholding or deduction for Taxes is required by law, subject to the limitations described below, we will pay to any non-U.S. holder or any foreign partnership such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by such person, after withholding or deduction for such Taxes, will be equal to the amount such person would have received in the absence of such withholding or deduction.
However, no Additional Amounts shall be payable with respect to any Taxes if such Taxes are imposed, withheld, deducted or levied for reasons unrelated to the holder’s or beneficial owner’s ownership or disposition of notes, nor shall Additional Amounts be payable for or on account of:
(a) any Taxes which would not have been so imposed, withheld, deducted or levied but for:
(1) the existence of any present or former connection between the holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States, being or having been engaged in a trade or business in the United States, being or having been present in the United States, or having or having had a permanent establishment in the United States;
(2) the failure of the holder or beneficial owner to comply with any applicable certification, information, documentation or other reporting requirement, if compliance is required under the tax laws and regulations of the United States or any political subdivision or taxing authority of or in the United States to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form W-8IMY (and related documentation) or any subsequent versions thereof or successor thereto); or

(3) the holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax-exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;
(b) any Taxes which would not have been imposed, withheld, deducted or levied but for the failure of the holder or beneficial owner to meet the requirements (including the certification requirements) of Section 871(h) or Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”);
(c) any Taxes which would not have been imposed, withheld, deducted or levied but for the presentation by the holder or beneficial owner of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the note due 2030 is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts on presenting such note on any date during such 30-day period;
(d) any estate, inheritance, gift, sales, excise, transfer, personal property, wealth or similar Taxes;
(e) any Taxes which are payable other than by withholding or deduction from a payment on such note;
(f) any Taxes which are imposed, withheld, deducted or levied with respect to, or payable by, a holder that is not the beneficial owner of the note, or a portion of the note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;
(g) any Taxes required to be withheld or deducted by any paying agent from any payment on any note, if such payment can be made without such withholding or deduction by at least one other paying agent;
(h) any Taxes imposed, withheld, deducted or levied under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;
(i) any Taxes that would not have been imposed, withheld, deducted or levied but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later; or

(j) any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i).
Any Additional Amounts paid on the notes due 2030 will be paid in euro.
For purposes of this section, the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a note alone will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.
Except as specifically provided under this section “Additional Amounts,” we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority.
If we are required to pay Additional Amounts with respect to the notes due 2030, we will notify the trustee and paying agent pursuant to an officers’ certificate that specifies the Additional Amounts payable and when the Additional Amounts are payable. If the trustee and the paying agent do not receive such an officers’ certificate from us, the trustee and paying agent may rely on the absence of such an officers’ certificate in assuming that no such Additional Amounts are payable.
Redemption for Tax Reasons
We may redeem the notes due 2030 at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes due 2030 to be redeemed, together with any accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date, at any time, if:
(i) we have or will become obliged to pay Additional Amounts with respect to such series of the notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States or any political subdivision of or in the United States or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted, adopted, announced or becomes effective on or after the date of the applicable prospectus supplement; or
(ii) on or after the date of the applicable prospectus supplement, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (i) above, whether or not such action was taken or brought with respect to us, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that we will be required to pay Additional Amounts with respect to the notes due 2030 (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (b) below to such effect is delivered to the trustee and the paying agent).
Notice of any such redemption will be mailed, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, at least 15 days but not more than 60 days before the redemption date to each registered holder of the notes due 2030 to be redeemed; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the notes to be redeemed was then due.
Prior to the mailing or delivery of any notice of redemption pursuant to this section “Redemption for Tax Reasons,” we will deliver to the trustee and the paying agent:
(a) a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and
(b) a written opinion of independent tax counsel of nationally recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of a change or amendment described in clause (i) above or that there is a material probability that we will be required to pay Additional Amounts as a result of an action, change, amendment, clarification, application or interpretation described in clause (ii) above, as the case may be.
Such notice, once delivered by us will be irrevocable.
Resignation and Removal of the Trustee
The trustee may resign at any time by giving written notice to us.
The trustee may also be removed with respect to the notes due 2030 by an act of the holders of a majority in principal amount of the then outstanding the notes due 2030.
No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.
Under certain circumstances, we may appoint a successor trustee.
We will provide you with notice of any resignation, removal or appointment of the trustee.
Notices
Notices to holders of the notes due 2030 are to be given by mail to the addresses of the holders as they may appear in the security register. If it is impractical to mail notice of any event to holders when such notice is required to be given pursuant to the indenture, then any manner of giving such notice as shall be satisfactory to the trustee shall be deemed to be sufficient giving of such notice.

Title
RTC, the trustee, and any agent of either, may treat the person or entity in whose name the notes due 2030 are registered as the owner of those notes for the purpose of receiving payments on such notes (subject to the provisions of the indenture) and for all other purposes whatsoever, whether or not such notes may be overdue, and irrespective of notice to the contrary.
Governing Law
The notes due 2030 are governed by and construed in accordance with the laws of the State of New York.
The Trustee, Securities Registrar, Paying Agent and Calculation Agent
The trustee and securities registrar under the indenture is The Bank of New York Mellon Trust Company, N.A. The Bank of New York Mellon, London Branch has been appointed by the Company to act as paying agent. The trustee maintains various banking and trust relationships with us and some of our affiliates. We may vary or terminate the appointment of any paying agent, securities registrar or calculation agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts.
The trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the notes due 2030 pursuant to the indenture, unless such holders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
Book-Entry, Delivery and Form
We issued the notes due 2030 in the form of global notes (the “global notes”) in definitive, fully registered, book-entry form without coupons. The global notes will be deposited with a common depositary (and registered in the name of its nominee) for, and in respect of interests held through, Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank SA/NV, which we refer to as “Euroclear.” Except as described herein, definitive notes in registered form will not be issued in exchange for beneficial interests in the global notes.
Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depositary for Clearstream and Euroclear or its nominee. No link is expected to be established among The Depository Trust Company and Clearstream or Euroclear in connection with the issuance of the notes.
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream or Euroclear. Those beneficial interests will be in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. Should definitive notes in registered form be issued to individual holders of the notes due 2030, a holder of notes due 2030 who, as a result of trading or otherwise, holds a principal amount of the notes due 2030 that is less than the minimum denomination would be required to purchase an additional principal amount of the notes due 2030 such that its holding of the notes due 2030 amounts to the minimum specified denomination. Investors may hold interests in the global notes through Clearstream or Euroclear either directly if they are participants in such systems or indirectly through organizations that are participants in such systems.
Except as set forth in the indenture or related officers’ certificate, owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream.
We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.
We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the trustee or the paying agent takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters.
We, the trustee, the paying agent and the registrar will not have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.
So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, interest and Additional Amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

Distributions of principal, interest and Additional Amounts, if any, with respect to the global notes will be credited in euro to the extent received by Euroclear or Clearstream to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.
Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through the Clearstream and Euroclear systems on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving the Clearstream and Euroclear systems on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether the Clearstream or Euroclear system is used.
Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired date.
Secondary market sales of book-entry interests in the notes held through Clearstream or Euroclear to purchasers of book-entry interests in a global note through Clearstream or Euroclear will be conducted in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.
We have obtained the information in this section concerning Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.
In a few special situations described below, the book-entry system for the notes will terminate and interests in the global notes will be exchanged for definitive notes in registered form. You must consult your bank, broker or other financial institution to find out how to have your interests in the notes transferred to your name, so that you will be a direct holder.
The special situations for termination of the book-entry system for the notes due 2030 are:
•the depositary for any of the notes represented by a registered global note (a) notifies us that it is unwilling or unable to continue as depositary or clearing system for the global notes or (b) ceases to be a “clearing agency” registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in either event we are unable to find a qualified replacement for such depositary within 90 days;
•we in our sole discretion determine to allow global notes to be exchangeable for definitive notes in registered form; or
•there has occurred and is continuing an event of default with respect to the notes and the depositary notifies the trustee of its decision to exchange the global notes for definitive notes in registered form.